EXHIBIT (p)(7)

CODE OF ETHICS

INTRODUCTION TO THE CODE OF ETHICS

This Code of Ethics (“Code”) sets out standards for business conduct for Research Affiliates, LLC (“Research Affiliates” or “the Company”) based on fundamental principles of openness, integrity, honesty, and trust, as well as our fiduciary duties. The purpose of the Code is to convey to our Supervised Persons the importance we place on ethical and lawful conduct, and to educate our Supervised Persons on how to live up to not only the letter of the law, but also to our Company’s core values.

Therefore, in view of the foregoing and in accordance with the provisions of Rule 204a-1 under the Investment Advisers Act (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”), the Company has adopted this Code to outline and prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline pre-approval, reporting and review requirements, where appropriate, along with enforcement procedures. Please note that for all pre-approval, reporting and review requirements listed below, the CCO will report to and/or obtain pre-approval from the CEO.

This Code of Ethics (the “Code”) applies to all Supervised Persons, as defined in Section 1.1 below, of Research Affiliates. This Code supersedes all previous versions of the Company’s Code.

1.	DEFINITIONS
1.1	“Reportable Account”

“Reportable Account” means any arrangement where Securities can be purchased or sold at the discretion of the account holder or at the discretion of an appointed third party manager or trustee for the Beneficial Interest of a Supervised Person. Reportable Account includes, but is not limited to, a brokerage account, a mutual fund account, a retirement account, a third party separately managed account and a custodial account. Reportable Account does not include accounts that hold ONLY Non- Reportable Securities. Reportable Accounts does not include 529 college savings plans.

1.2	“Beneficial Interest” and “Beneficial Owner” of a Reportable Security

In general, a Supervised Person has a “Beneficial Interest” in any Reportable Security or Reportable Account in which he or she has a direct or indirect financial interest. A Supervised Person is presumed to have a “Beneficial Interest” in any Reportable Security or Reportable Account held by a spouse, minor children, relatives who share a Supervised Person’s home or other persons by reason of any contract or other arrangement that provides the Supervised Person with sole or shared voting or investment power over that Reportable Security or Reportable Account.

For example, a Supervised Person generally would be the “Beneficial Owner” of a Reportable Security or Reportable Account that are held: a) in his or her own name individually or with another in joint tenancy, community property, or other joint ownership; b) by a bank or broker as nominee or custodian on the Supervised Person’s’ behalf or pledged as collateral for a loan; c) by members of the Supervised Person’s’ immediate family sharing the same household; d) by a relative not residing in the Supervised Person’s’ home if the person is a custodian, guardian, or otherwise has or shares with the Supervised Person control over the purchase, sale, or voting of Reportable Securities; e) by a trust in which the Supervised Person is a trustee or beneficiary and has, or shares, the power to make purchase or sale decisions; f) by a partnership or limited liability company in which the Supervised Person is a general partner or managing member, respectively; g) in a portfolio giving the Supervised Person certain performance related fees; h) by another person or entity pursuant to any agreement, understanding, relationship, or other arrangement giving the Supervised Person direct or indirect pecuniary interest; or i) by a corporation in which the Supervised Person has a control position or in which the Supervised Person has or shares investment control over the portfolio Reportable Securities.

1.3	“Exchange Traded Funds” (“ETFs”)

“Exchange Traded Funds” or “ETFs” are shares of ownership in either funds, unit investment trusts or depository receipts that hold portfolios of common stocks that closely track the performance and dividend yield of specific indices.

1.4	“Federal Securities Laws”

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

1.5	“Initial Public Offering”

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

1.6	“Limited Offering”

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter.

1.7	“Non-Reportable Security”

“Non-Reportable Security means (a) transactions effected through an automatic investment plan in which regular, periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation (such as the Company’s 401

(k) Plan or a dividend reinvestment plan); (b) securities that are direct obligations of the Government of the United States; (c) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements; (d) shares of money market funds; (e) interests in rarities, collectibles, tangible commodities held in physical form (f) fiat currencies; and (g) cryptocurrencies.

1.8	“Purchase or Sale of a Reportable Security”

“Purchase or Sale of a Reportable Security” means any direct or indirect (including through a managed account) purchase, sale, or transfer of a Beneficial Interest in a Reportable Security, including, among other things, the writing of an option to purchase or sell a Security or entering into any other contract for the purchase or sale of such Reportable Security, whether or not such contract is conditioned upon certain events.

1.9	“Prohibited Transactions”

“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

1.10	“Reportable Fund”

“Reportable Fund” means (i) any mutual fund for which the Company may serve as an investment adviser or sub-adviser as defined in section 2(a)(2) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company, or is under common control with the Company. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

1.11	“Secondary Offering”

“Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

1.12	“Reportable Security” or “Reportable Securities”

“Reportable Security” or “Reportable Securities” means a note, stock, treasury stock, bond, debenture, evidence of indebtedness, shares of open and closed-end investment companies including those of open-end ETF shares and UIT ETF shares, certificate of interest or participation in any profit- sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. The terms Reportable Security and Reportable Securities also include any financial instrument whose value is determined by reference to a Reportable Security or Reportable Securities, as defined above (including futures, options on futures, swaps, forward contracts, and other derivative instruments).

1.13	“Supervised Persons”

“Supervised Persons” means all officers, directors and employees of the Company and any other person(s) that the Company may deem from time to time to be a supervised person (such as certain independent contractors or certain non-employee members of our parent company’s Board of Directors).

2.	DELIVERY AND AVAILIBILITY OF THE COMPLIANCE MANUAL, CODE OF ETHICS, AND ANY AMENDMENTS

The Company shall provide to every Supervised Person a copy of the Compliance Manual, including the Code , and any amendments (“Manual”), and obtain from each Supervised Person through the personal trading monitoring system known as ComplySci (“COMPLYSCI”) an acknowledgement of their receipt and understanding of the Manual. Accordingly, the Research Affiliates Compliance Department provides the Manual to new Supervised Persons at the time they begin their work at Research Affiliates. Hereafter, the Supervised Person is required to certify through the COMPLYSCI system to having received and understood these documents. The Compliance Department also provides these documents to Supervised Persons once each year through the COMPLYSCI system and at the time of any amendments and receives through the COMPLYSCI system each Supervised Person’s certification of their receipt and understanding of the Manual. Further, the Manual is provided to Supervised Persons through RA’s intranet site (MyRA). All Supervised Persons are required to be familiar with this MyRA site and to know how to access these important compliance documents.

3.	REPORTING VIOLATIONS

Research Affiliates places great importance on the Manual and expects all Supervised Persons to strictly comply with all policies and procedures therein. Rule 204A-1 of the Advisers Act requires prompt internal reporting of any violations of the Code. Therefore, any and all violations of the Code, past or current, and any concerns of potentially foreseeable future violations should be immediately reported to the CCO. Failure to report either known violations committed by others or information learned that may indicate a potential for future violation of the Code by another Supervised Person will be deemed a personal violation by the non-disclosing member. Further, it is our policy to protect individuals who report violations. Retaliation against any Supervised Person who reports a violation is not tolerated. Any Supervised Person who engages in any retaliatory action against a Supervised Person who has reported or is thinking about reporting a potential violation of these Policies, including the Code , shall be treated as if they violated the Code and shall be subject to immediate disciplinary action.

4.	COMPLIANCE WITH APPLICABLE FEDERAL SECURITIES LAWS

All Supervised Persons must comply with the federal securities laws applicable to both Research Affiliates and its Supervised Persons since Research Affiliates is an SEC registered investment adviser. Advisers Act Rule 204A-1e(4) defines “federal securities laws” in this context to include the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury. Many of the policies and procedures set out in this Manual, including the Code, along with Research Affiliates’ compliance program are designed to aid Research Affiliates and its Supervised Persons to comply with all such laws as they apply to business conducted by Research Affiliates and its Supervised Persons.

FIDUCIARY DUTY

1.	INTRODUCTION

The Company and its Supervised Persons have an ongoing fiduciary responsibility to the Company’s clients and must ensure that the needs of the clients always come first. The Company holds its Supervised Persons to a high standard of integrity and business practices. In serving its clients, the Company and its Supervised Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.

While affirming its confidence in the integrity and good faith of its Supervised Persons, the Company understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Company’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients which results in an advantageous position for the personal accounts.

A fiduciary is a professional entrusted with the management of a client’s assets. We owe a fiduciary duty to all of our clients and we recognize and understand the requirements of this duty and act accordingly. The SEC has stated that investment advisers owe their clients several specific duties as fiduciaries. Because the Company is a fiduciary to its clients, Supervised Persons should avoid actual and potential conflicts of interest with the Company’s clients.

As part of our fiduciary duty, we owe to all our clients:

•	Duty of loyalty;
•	Duty to act in clients’ best interest;
•	Duty to act with care in handling client matters;
•	Duty to avoid conflicts of interest; and
•	Duty to comply with all applicable laws.

In addition, the Company adheres to the CFA Code of Ethics standards. RA strives to put the interests of our clients ahead of our own. Therefore, RA attempts to mitigate or avoid any actual or potential conflicts of interest.

Therefore, it is essential to avoid and/or mitigate the effects of engaging in activities that could pose a conflict of interest with our clients. An adviser’s breach of fiduciary duty to its clients may constitute a violation of the anti-fraud provisions of the Advisers Act. Our duty of care and fiduciary obligation requires that Research Affiliates and its Supervised Persons must act fairly and in the best interest of our clients. In addition, this obligation imposes numerous responsibilities including the duty to render disinterested and impartial advice; to make suitable recommendations to clients within the context of their total portfolio and in light of their individual needs, financial circumstances and investment objectives; to exercise a high degree of care to ensure that all material facts are disclosed to clients and adequate and accurate representations of its business and other information about Research Affiliate’s services and investment advice are presented using fair, ethical, and equitable practices.

Every Supervised Person must read and acknowledge receipt of Research Affiliates’ Code, which addresses how the Company and its Supervised Persons shall fulfill its fiduciary duty to its clients, avoid prohibited transactions and mitigate or eliminate conflicts of interest.

2.	EXPLICIT PROHIBITIONS

As a SEC registered investment adviser, Research Affiliates has a statutory duty to oversee the investment advisory activities of its Supervised Persons who act on its behalf. Therefore, Research Affiliates has adopted the following prohibitions and standards that must be followed by all Supervised Persons.

Supervised Persons cannot:

•	Knowingly compete with, aid, or advise any person, firm, or corporation in competing with us in any way, or engage in any activity in which our personal interests in any manner conflict, or might conflict, with those of the Company or our clients.
•	Be employed by or have, directly or indirectly, a significant financial interest in any business that is engaged in the same or similar lines of business as the Company, unless an explicit written waiver is issued by the CCO and the Company’s Management Committee.
•	Accept or request, directly or indirectly, any favor or thing of value from any person, firm, or non- affiliated corporation, negotiating, contracting, or in any way dealing with the Company, if the favor or thing of value might influence negotiations, contracts, or transactions; and if we are offered any favor or thing of value, directly or indirectly, we shall immediately report it to the Compliance Department.
•	Directly or indirectly, give any favor or thing of value to, or engage in the entertainment of, any person, firm, or non-affiliated corporation, negotiating, contracting, or in any way dealing with the Company, except as may be consistent with generally acceptable ethical standards, our policies and procedures, and accepted business practices and not in violation of any applicable law or client standard of conduct.
•	Accept or offer gifts and entertainment; make political or charitable contributions, to obtain or retain client business or contracts with government entities inconsistent with, or in violation of, our Gifts and Entertainment, Foreign Corrupt Practices Act, or Political Contributions Policies. We cannot consider current or anticipated business relationships as a factor in soliciting political or charitable contributions. (Please note that some clients of the Company require that we disclose all political contributions and solicitations for contributions to or concerning any of their elected or appointed officials. Supervised Persons may be required to certify to the Company that they are in compliance with these guidelines. For more information, see our Gifts and Entertainment, and Political Contributions Policies.)
•	Participate in any negotiations or dealings of any sort with any person, firm, or non-affiliated corporation in which we individually have, directly or indirectly, an interest, whether through a personal relationship that is more than mere acquaintance, or through stockholding or otherwise, except an ordinary investment not sufficient to in any way affect our judgment, conduct, or attitude in the matter, or give us a personal interest therein.

•	Receive, in addition to our regular salary, fees, or other compensation, any money or thing of value, directly or indirectly, or through any substantial interest in any non-affiliated corporation or business of any sort, or through any personal relationship, for negotiating, procuring, recommending, or aiding in any purchase, sale, or rental of property or any loan made by or to the Company; nor shall we have any financial or other personal interest, directly or indirectly, or through any other non-affiliated corporation or business or through any personal relationship, in a purchase, sale, rental or loan.
•	Give or release to anyone, unless properly authorized, any information of a confidential nature concerning RA, its affiliates or our clients.
•	Use Material Non-Public Information, personally or on behalf of others, for any securities transaction.

3.	PROHIBITED SALES PRACTICES

As a SEC registered investment adviser, Research Affiliates has a statutory duty to oversee the investment advisory activities of its Supervised Persons who act on its behalf. Therefore, Research Affiliates has adopted the following prohibitions and standards that must be followed by all Supervised Persons.

3.1	Prohibited Sales Tactics

No Supervised Person may engage in fraudulent, deceptive, or manipulative practices, such as misrepresenting or omitting material facts.

3.2	Third-party Instructions

Supervised Persons must not accept instructions regarding a client’s account, including any orders to effect securities transactions or liquidate a client’s account, from any person other than the client, unless the client has provided written authorization to Research Affiliates (typically through contract or power of attorney) to do so.

3.3	Selling Away

Supervised Persons must not engage in the sale or promotion of any investment advisory service other than for products or services of Research Affiliates without prior written permission from the CCO. Please also refer to the Codes’ policies on “Outside Business Activities” and procedures for reporting.

3.4	Fraudulent Practices

Supervised Persons must not engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. For example, prohibited activities include, but are not limited to:

•	Unfair prices;
•	Failure to disclose material facts;
•	Fraudulent representations;
•	Unsuitable recommendations/investments;
•	Falsifying records;

•	Circumvention of industry rules and regulations;
•	Failure to maintain proper records;
•	Unauthorized transactions in clients’ accounts;
•	Failure to disclose conflicts of interest;
•	Misusing customer funds or securities; or
•	Misusing information gained in a fiduciary capacity.

4.	STANDARDS TO PROTECT CLIENTS

Every agreement between Research Affiliates and its clients must be in writing and must disclose, in substance, the services to be provided, the term of the contract, the advisory fee or the formula for computing the fee.

In addition, each advisory agreement will address assignments, notifications, confidentiality of provisions, services and a dispute resolution method. Only Research Affiliates’ Management Committee may agree to any written modifications to Research Affiliates’ investment advisory agreements.

All fees charged by Research Affiliates shall be explicitly stated in the advisory agreement or an attachment thereof. Among other things, the anti-fraud provisions of the Advisers Act generally prohibit an investment adviser from charging fees that are unreasonable considering the services to be provided, and/or charging a substantially high fee without disclosing that similar services could be obtained elsewhere at a lower cost.

INSIDER TRADING POLICY AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to insider trading. The purpose of this Insider Trading Policies and Procedures is to comply with the 1988 Act and the Investment Advisers Act of 1940, as amended, and other applicable regulation. In addition, the policies and procedures herein are designed to provide a program for educating, detecting and preventing insider trading by Supervised Persons of Research Affiliates.

1.	DEFINITIONS

“Insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key personnel, but may be extended to include family members, relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as "temporary" or "constructive" insiders if they have access to material non-public information for a legitimate purpose in the context of performing a service for a particular company. Examples include, but are not limited to, accountants, attorneys, IT service providers, and even printers who print financial information.

"Insider Information" describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company's securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

“Misappropriation” usually occurs when a person acquires inside information about one company in violation of a duty owed to another company. For example, if an employee of ABC Public Company has knowledge that XYZ Public Company is negotiating a merger with ABC Public Company, that employee has material nonpublic information about both companies and must not trade in such companies’ stocks or pass on the information to anyone that does not already know.

“Tipping” is passing along inside information to others. A tip occurs when an insider (the "tipper") discloses inside information to another person (the “recipient”), which causes the recipient to become an insider and therefore subject to a duty not to trade or pass along the information while in possession of that information. The act of tipping violates the 1988 Act and both the tipper and the recipient may be subject to liability for insider trading regardless of whether a benefit was derived from the action.

2.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for the employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;

•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and
•	Criminal penalties that can result in a maximum fine of up to $5,000,000 and twenty (20) years imprisonment.

3.	POLICY

RA and its Supervised Persons are prohibited from acting upon material non-public information, which includes tipping.

There may be times that a Supervised Person receives insider information during the ordinary course of employment with the Company and regardless if the receipt of such information is advertent or inadvertent, that person will be deemed an “insider.” This may occur under a variety of circumstances, including but not limited to the following:

•	Example 1: RA’s client may be an officer or director of a publicly traded company that is undergoing material structural changes and discloses these changes to a Supervised Person.
•	Example 2: A Supervised Person inadvertently receives insider information during a research call with a public company, an expert network consultant, a broker-dealer, an investment manager, or others with such information.
•	Example 3: A Supervised Person receives non-public information regarding a tender offer.

If a Supervised Person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, they should notify the CCO immediately.

Prohibited activity while in receipt of material non-public information includes, but is not limited to, the following activities:

•	Purchasing or selling a security (or a derivative of such security) for any RA’s client, in a personal account or any proprietary account, or in any other account while in possession of material, non-public information relating to that security or its issuer of affiliates; and
•	Communicating material, non-public information to another (with the exception of the CCO), whether or not such communication leads to or was intended to lead to, a purchase or sale of securities.

To help avoid possible violations, senior management of RA will exercise great care, in accordance with the procedures outlined below, in the supervision of Supervised Persons and of the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, Supervised Persons must consult with the CCO prior to effecting the transaction.

4.	PROCEDURES
4.1	Material Non-Public Information

RA believes that strict adherence to applicable federal and state securities laws is in the best interests of our clients, Supervised Persons, the securities industry, and the investing public. We believe that misuse of Material Non-Public Information (defined further below) in trading securities is detrimental to the securities industry and the investing public and is illegal. Therefore, RA maintains and strictly enforces written policies and procedures reasonably designed to be consistent with the nature of our business to prevent the misuse by any of our Supervised Persons of Material Non-Public Information.

No RA Supervised Person shall, either directly or indirectly:

•	Purchase, sell, or engage in a transaction, either personally or on behalf of others (such as private accounts managed by RA), involving any asset while in possession of Material Non-Public Information; or

•	Communicate Material Non-Public Information to any Supervised Person or other person except to, or with the prior consent of, the CCO.

4.1.1	Persons Covered by the Policy

This policy applies to every RA Supervised Person, and extends to activities both within and outside their duties at RA. All Supervised Persons must read, become familiar with, acknowledge receipt of, and agree to review at least annually these policies.

These policies are only general guidelines to be followed by all RA Supervised Persons and do not include all laws, rules, regulations, and orders that govern our business activities, and cannot address every possible matter. If any Supervised Person has any questions not addressed in these policies, or believes that application of a policy or procedure would be inappropriate in particular circumstances, he/she must seek the guidance of the CCO.

4.1.2	Material Non-Public Information

These policies set forth guidelines regarding the duty of each Supervised Person of RA to avoid professional or personal investment transactions that may constitute a prohibited activity, and to comply with RA’s policy regarding Material Non-Public Information and insider trading. “Material Non-Public Information” is any information about a company or a security that is not publicly available and that a reasonable investor would consider material when making an investment decision, or information that is reasonably likely to have an effect on the price of a security.

4.1.3	Prohibitions Against Using Material, Non-Public Information

Purchasing, selling, or engaging in a transaction involving any security while in possession of Material Non-Public Information or communication of such information is unlawful subjecting you and the Company to criminal and civil penalties. RA’s Supervised Persons, shall not, for their own benefit or for the benefit of the Company, any client, or any other person, either directly or indirectly, trade or recommend trading on the basis of Material Non-Public Information.

Violation of policies and procedures concerning Material Non-Public Information by any RA Supervised Person is a serious violation of their employment obligations and may subject them to immediate disciplinary action, up to and including termination.

4.1.4	When is Information Considered to be “Material?”

Information is generally considered to be “Material” if a reasonable investor would consider it material when making an investment decision or the information is reasonably likely to have an effect on the price of a security. For example, the following types of information about a publicly traded company may be considered “Material”: significant changes in financial condition; proposed dividend increases or decreases; significant changes from analysts’ earnings estimates; significant changes in previously released earnings estimates by a company; significant changes in operations; a significant increase or decline of orders; significant merger or acquisition proposals or agreements; significant new products or discoveries; extraordinary management developments; or the purchase: or, sale of substantial assets. Information concerning any changes of these types, even if not significant, may be “Material” in some instances.

4.1.5	When is Information Considered to be “Non-Public?”

Information is generally considered to be “Non-Public” if it was received under circumstances that indicate that it is not yet in general circulation, or if a reasonable person would believe that it was received under an explicit or implicit obligation not to disclose. Information is generally considered to be publicly available if it is available from a news source, together with the passage of enough time for the market to absorb the information.

Material Non-Public Information is sometimes referred to as “inside information,” meaning that the information was obtained directly or indirectly from the company or their employees. However, Material Non-Public Information does not have to be obtained from insiders to the company. For example, certain information about the contents of a forthcoming newspaper article that was expected to affect the market price of a security may be considered to be Material Non-Public Information.

4.1.6	Procedures in Handling the Receipt of Material Non-Public Information

Whenever you believe that you may have received Material Non-Public Information about a security or a company, you shall not:

•	Trade in or recommend trading in that security (or related securities) or any other security issued by that company unless expressly permitted to do so by the CCO; or
•	Disclose the information to anyone unless expressly permitted to do so by the CCO, CIO or Chief Executive Officer (“CEO”).

If you have any question about whether information is material, inside or non-public, such question must first be resolved before trading, recommending trading, or divulging the information. As such, you must immediately and confidentially communicate all related facts and circumstances to the CLO to enable such counsel to properly investigate the matter and determine whether an opinion from outside legal counsel may be warranted.

You shall not disclose any Material Non-Public Information to any third-party or client. You shall not disregard the restrictions on insider trading imposed by the federal securities laws.

4.1.7	Prohibition on Spreading False Information

Supervised Persons are prohibited, either directly or indirectly, from intentionally creating false information or spreading rumors intended to affect securities prices, or other potentially manipulative conduct.

4.1.8	Restricted Securities List

RA does not generally have a restricted securities list. If by chance the Company or its Supervised Persons may gain inside information pertaining to a security, a restricted securities list will be maintained. In the unlikely event that a restricted securities list will be maintained, a security will be placed on the Company’s Restricted Securities List, when it has been determined that the Company may have inside information pertaining to the security or the security should not be traded by the Company for other reasons determined by the Management Committee (“Restricted Security”). When a security is placed on the List, Supervised Persons are prohibited from purchasing or selling on behalf of any client account during the time period the security is included on the List. The CCO shall be responsible for maintaining the Company’s Restricted Securities List and will ensure that all Supervised Persons are notified of the securities listed on the Restricted Securities List, along with changes that are made from time to time.

4.1.9	Ongoing Responsibility of Supervised Persons

All Supervised Persons must make an ongoing diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not occur. This requires all Supervised Persons to:

•	Read, understand and agree in writing to comply with the Company’s Insider Trading Policies and Procedures;

•	Disclose to the CCO any employment, relationship, or other involvement (such as board membership or employment by a family member or relative) with a publicly traded company;

•	Ensure that no trading occurs in their personal account(s) in any security (or derivative of such security) for which they have material, non-public information;

•	Make periodic (no less than annual) written certifications to the Company that they have not traded upon or communicated material nonpublic information;

•	Not disclose insider information obtained from any source whatsoever to any person not already having such knowledge (except the CCO when reporting receipt of such insider information);

•	Attend all mandatory educational and training required by the Company and read all insider trading materials provided by the CCO or a designee;

•	Consult with the CCO when questions arise regarding potential receipt of material, non-public information or when potential violations of these Insider Trading Policies and Procedures are suspected;

•	Adhere to all requirements under the Company’s Code and this Insider Trading Policies and Procedures; and

•	Cooperate fully with the CCO and any senior managers during any investigation of potential violations of these Insider Trading Policies and Procedures.
4.1.10	Supervised Persons Training and Education

Supervised Persons will be provided a copy of this Insider Trading Policies and Procedures initially upon hire, annually, and anytime an amendment is made, and must execute acknowledgments as outlined in 4 above. RA also provides periodic educational training with respect to the prohibitions of insider trading, and the Company’s Insider Trading Policies and Procedures, which will be delivered in different ways that may include attendance to seminars, meetings, and/or webinars, and providing written materials for review.

4.1.11	Violations and Sanctions

Any potential violation of RA’s Insider Trading Policies and Procedures will result in an internal review and could result in immediate sanctions (including those outlined in Item 2 above), and termination of employment for all Supervised Person(s) involved. No Supervised Person will be sanctioned for the reporting of any potential or actual violation of the Company’s Insider Trading Policies and Procedures.

Any question you may have regarding these or any other policies and procedures should be discussed with the CCO.

PERSONAL SECURITIES TRADING AND REPORTING POLICY

In an effort to prevent any violation of the securities laws, rules and regulations and to avoid any conflict of interests or the appearance of any such conflict of interests between the Company and its clients or between Supervised Persons and the Company or the Company’s clients, all Supervised Persons are prohibited from engaging in a purchase or sale of any of the following (excluding through a third party managed account) in which the Supervised Person has a “Beneficial Interest”: (1) an individual publicly traded “Reportable Security”; (2) a derivative instrument which derives its value from any such individual publicly traded Reportable Security; (3) any instrument that is convertible into any individual, publicly traded Reportable Security; (4) interests in a real estate investment trust; or (5) interests in an initial public offering.

Exceptions to the above prohibitions on personal trading include the following: (1) trading in U.S. government bonds, municipal bonds, sovereign bonds, mutual funds that are not managed or sub-advised by RA, exchange traded funds, derivatives on securities market indices or exchange traded funds, money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of money market funds, interests in rarities, interests in collectibles, tangible commodities held in physical form, and currencies; (2) sales of securities already held within an account; (3) holdings within your RA 401(k) account or another 401(k) account (excluding securities that can be traded through a brokerage window within a 401(k) plan); and

(4) acquisitions of securities by way of gift, inheritance, corporate actions (e.g., stock dividends), stock option plans, or dividend reinvestment plans. Purchases of private securities is generally permitted but all such purchases must be reviewed and pre-approved by the CCO. ETFs and mutual funds are Reportable Securities, but do not have to be pre-cleared.

1.	DEFINITIONS

Please refer to the Introduction to the Code for all applicable definitions.

2.	PERSONAL SECURITIES TRANSACTIONS AND HOLDINGS REPORTING, CERTIFICATION, AND MONITORING

The COMPLYSCI system shall be used by the Company to record and monitor information regarding personal trading accounts and to monitor activity and transactions in those accounts. The COMPLYSCI system also facilitates Supervised Person’s electronic requests for pre-approval, reporting and certifications related to securities transactions and Accounts.

Upon its adoption and quarterly thereafter, the Supervised Person shall be provided with a copy of this Personal Securities Trading and Reporting Policy, as then in force, via the COMPLYSCI system and shall (1) acknowledge receipt of these policies; (2) affirm having read the policies; and (3) affirm having been in compliance with these policies, as they were in force, since their previous affirmation. In addition, a Supervised Person shall update his or her current list of accounts, including the disclosure of other investments not held at a brokerage firm (e.g., participation in limited partnerships, private placements, joint ventures, etc.)

3.	NEW SUPERVISED PERSON REPORTING – INITIAL HOLDINGS AND BROKERAGE REPORTS –CONSENTS

Each Supervised Person, during his or her compliance orientation meeting, will be introduced to the COMPLYSCI system, given an overview of the Compliance Manual including the Code , and shall receive, complete, and return to the Compliance Department, copies of the Initial Brokerage Report and Initial Holdings Report forms within 10 days of beginning employment. These initial reports must contain information that is no older than 45 days before the Supervised Person was hired and must include, among other things, (1) the name of any broker, dealer, or bank with whom the Supervised Person maintains an account in which any Securities are held for the Supervised Person’s direct or indirect Beneficial Interest; and (2) the name, number of shares, and principal amount of each Security (except Non-Covered Securities defined below) in which the Supervised Person has direct or indirect Beneficial Ownership. The Supervised Person must also execute any necessary consent or instructions to his or her broker, dealer, or bank to authorize the automatic delivery of either i) statements, holdings and transaction data to RA via the COMPLYSCI system; or ii) duplicate statements. Please note that RA does not generally permit Supervised Persons to have an account that does not provide automatic data feeds through COMPLYSCI.

4.	REPORTABLE ACCOUNTS

A Supervised Person must report any new Reportable Accounts within 10 days of opening the account. Supervised Persons should use the Self Reporting section on the COMPLYSCI system to report the new Reportable Account.

4.1.	Third-Party Managed Accounts

Supervised Persons who are grantors or beneficiaries over accounts for which they have “no direct influence or control” or direct indexing accounts must provide and certify the following information within ten (10) days of their initial start date:

•	The name of the third-party discretionary manager, or trustee;
•	The nature of the relationship between the Supervised Person and the third-party discretionary manager or trustee;
•	The custodian where the third-party managed account is held; and
•	Duplicate brokerage statements for any third-party managed accounts.

5.	QUARTERLY REPORTING OF TRANSACTIONS

In order for the Company to monitor compliance with the Code and to comply with Rule 204A-1 of the Advisers Act and Rule 17j-1 of 1940 Act, every Supervised Person is required to report to the CCO or a designee the information described below.

Unless exempted by the CCO, within 30 calendar days of each quarter end (by April 30, July 30, October 30, and January 30), the Supervised Person shall review, update, certify and submit a quarterly report of the information required on the COMPLYSCI system for all securities transactions in which the Supervised Person has or acquired any direct or indirect Beneficial Interest or in which the Supervised Person is a Beneficial Owner containing the following information:

•	The date of the transaction (either trade date or settlement date), the name of the security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each security involved;
•	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);
•	The price of the security at which the transaction was affected;
•	The name of the broker, dealer or bank with or through whom the transaction was affected; and
•	The name and account number of the personal account.

Unless previously provided through the automated COMPLYSCI system and direct data delivery feeds arranged with the Supervised Person’s account brokers, paper copies of all brokerage account statements for the relevant quarter must be given or delivered to the Compliance Department.

The Supervised Person shall include on each quarterly PITR, transactions in shares of any mutual fund for which RA acts as an investment adviser or sub-advisor.

6.	ANNUAL HOLDINGS REPORTS

Before January 30 of each year, the Supervised Person shall review, update, certify and submit annual Reportable Securities and Reportable Account holdings information as of December 31 of the previous year on the COMPLYSCI system. The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Supervised Person has any direct or indirect beneficial ownership;
•	The name of the broker, dealer or bank with which the Supervised Person maintains an account in which the securities are held; and
•	The date the Supervised Person submits the report.

7.	ACCOUNTS HOLDING BOTH REPORTABLE AND NON-REPORTABLE SECURITIES

Please note that although Supervised Persons are not required to report Non-Reportable Securities, the Supervised Person is required to report all existing Reportable Accounts and obtain prior approval for any new Reportable Accounts, either of which contain both Reportable Securities and Non-Reportable Securities.

8.	PRIVATE AND LIMITED OFFERINGS

A Supervised Person may not acquire, directly or indirectly, any Beneficial Interest in a security offered as part of a limited or private offering, without obtaining the prior approval of the CCO. This includes any offering exempt from registration under the Securities Act. A Supervised Person should use the Private Placement Request Form on the COMPLYSCI system to submit his or her requests for pre-approval.

9.	COMPLIANCE REVIEW

All COMPLYSCI system activity that warrants the Compliance Department’s attention will be reviewed timely. Additionally, the Compliance Department will review personal securities activity of all Supervised Persons on a periodic basis. The Compliance Department will research and document each potentially material compliance issue as appropriate. If the Compliance Department believes that a compliance violation may have occurred, the enforcement procedures provided in the Company’s Code will be followed.